                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
     [ ] Preliminary Proxy Statement               [ ] Confidential, For Use of
                                                       the Commission only (as
                                                       permitted by Rule
                                                       14a-6(e)(2)

     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                            DIGITAL SOLUTIONS, INC.
________________________________________________________________________________
               (Name of the Corporation as Specified in Charter)

                           Donald T. Kelly, Secretary
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box)
     [ ] No Fee required
     [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
       Common Stock
________________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:
       9,383,334
________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       $1.60
________________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
       $15,014,000
________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or form or schedule and the date of filing.

(1) Amount previously paid:
        $3,003
________________________________________________________________________________

(2) Form schedule or registration number:
________________________________________________________________________________

(3) Filing party:
________________________________________________________________________________

(4) Dated filed:
________________________________________________________________________________

                       [Porter, LeVay & Rose Letterhead]


FOR:                       DIGITAL SOLUTIONS, INC.

FROM:                      MARTIN SKALA, VP
                           PORTER, LEVAY & ROSE, INC.

COMPANY                    DONALD KAPPAUF, CHIEF EXECUTIVE OFFICER
CONTACT:                   (732) 748-1700

                                                           FOR CLIENT APPROVAL

              DSI REPORTS RECORD EARNINGS, REVENUE FOR FISCAL 1998;
                     EXPANDS ON TEAMSTAFF ACQUISITION GOALS

         SOMERSET, NJ, DEC. __ -- Digital Solutions, Inc. (NASDAQ: DGSI), one of the nation's leading Professional Employer Organizations (PEO), today reported final earnings for the fourth quarter of $381,000, an increase of 43 percent over the same quarter in fiscal 1997. The company said the improvement is a continued reflection of the growth in the profitability of the company and a further confirmation that it has put its past losses behind it. This represents the fifth consecutive quarter of profitability for the company. On an after-tax basis, DSI reported fully diluted earnings per share of one cent.

         Revenue for the fourth quarter increased to $37,553,000 from $30,400,000 for the same period last year, an increase of 42 percent, reflecting the continued growth in DSI's business.

         Revenues for fiscal 1998 grew 14 percent to $139,675,000. Income before tax was $1,407,000, or approximately 7 cents per share, versus a loss last year of $2,832,000 which is an improvement of approximately $4.2 million. On a after-tax basis, DSI will report 14 cents per share for 1998, including a third fiscal quarter adjustment associated with deferred taxes, versus a loss of approximately 15 cents per share in fiscal 1997. Without the deferred tax adjustment, earnings per share on an after tax basis for fiscal 1998 would have been 4 cents per share from operations.

                                     -more-

         "On an overall basis", Donald W. Kappauf, DSI's President, said, "I am extremely pleased with the performance of the company over the last year. It has been a year of challenge which has laid the foundation for the future growth of DSI. We established four objectives coming into this year: A return to profitability; replacement of the current bank facility with another financing arrangement, with no vesting of related warrants; hiring of an investment banker to seek acquisition opportunities; and attainment of a national NASDAQ listing. We have achieved our first three objectives, culminating in the pending acquisition of the TeamStaff Companies. The acquisition of TeamStaff will help us towards the achievement of our fourth objective of a National NASDAQ listing."

TeamStaff

         DSI has mailed a proxy to all its shareholders seeking approval of the proposed acquisition of The TeamStaff Companies and the change of its name to TeamStaff. According to Mr. Kappauf, "This is an excellent opportunity to catapult the combined entities into the forefront of the PEO industry. The combined company should rank among the top 15 PEOs in the country. Excluding the impact of the proposed acquisition, we estimated DSI would grow after tax earnings from 1998 to 2001 at an average annual compound growth rate of approximately 40 percent, excluding the impact in fiscal 1998 of the third quarter earnings adjustment associated with deferred taxes. With the acquisition of the TeamStaff Companies, we believe we will almost double these growth factors."

                                     -more-

         These increases will occur because the company believes the combined entities will be able to achieve not only significant savings in overhead and insurance programs including workers' compensation costs but, under Kirk Scoggins' leadership, also significantly grow the PEO business. Kappauf said, "It takes about a year to properly train a PEO salesperson. In 1998, our rebuilding year, we have spent a lot of time improving our sales force but more work is needed. TeamStaff brings an excellent sales and marketing engine with a powerful sales force in place to our PEO business. This, coupled with the financial management DSI demonstrated in 1998, should generate synergies in the future." As previously stated, DSI believes it has an in-house growth opportunity in its payroll business customers. "We have an objective", Kappauf continued, "of converting 10 percent of our payroll business customers in Fiscal 1999 to PEO. This would result in approximately $100 million in additional revenue to the company. Although we were successful in some conversions from our Payroll Group in 1998, they did not meet management's expectations for the year. TeamStaff and DSI have set as their number one priority the conversion of these customers to PEO and the process has already started. We are more confident of our success in 1999 due to the proposed addition of the TeamStaff organization."

         To further discuss the company's fiscal 1998 performance and the TeamStaff acquisition, DSI will hold a conference call, Tuesday, December 1, 1998, at 10:00 A.M.

To avoid disruptions to the negotiation process that could come from premature announcements, DSI does not intend to make announcements with respect to the status of negotiations until such time as a definitive agreement is reached, the parties have agreed upon material changes to announced transaction terms or negotiations have terminated. The statements made herein are only made as of the date of this press release and DSI undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that DSI files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

                                     -more-

                    DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                      FOR THE THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                       1998                1997
                                                   ------------        ------------
Revenues                                           $ 37,553,000        $ 30,400,000
Direct expenses                                      35,159,000          27,983,000
                                                   ------------        ------------
     Gross profit                                     2,394,000           2,417,000
Selling, general and administrative expenses          1,712,000           1,904,000
Depreciation and amortization                           159,000             180,000
                                                   ------------        ------------
      Income from operations                            523,000             333,000
                                                   ------------        ------------
Other income (expense)                                   46,000              26,000
       Interest and other income                       (188,000)            (93,000)
                                                   ------------        ------------
       Interest expense                                (142,000)            (67,000)
                                                   ------------        ------------
            Income (loss) before tax                    381,000             266,000
Income tax benefit (expense)                           (174,000)                 --
                                                   ------------        ------------
Net income (loss)                                  $    207,000        $    266,000
                                                   ============        ============
Basic earnings (loss) per common share             $        .01        $       0.01
                                                   ============        ============
Weighted average shares outstanding                  19,298,010          19,134,151
                                                   ============        ============
Diluted earnings (loss) per common share           $       0.01        $       0.01
                                                   ============        ============
Diluted shares outstanding                           19,450,673          19,317,976
                                                   ============        ============

                                     -more-

                    DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                           FOR THE YEAR ENDED
                                                              SEPTEMBER 30,
                                                       1998                 1997
                                                   -------------        -------------
Revenues                                           $ 139,675,000        $ 122,695,000
Direct expenses                                      129,747,000          113,894,000
                                                   -------------        -------------
     Gross profit                                      9,928,000            8,801,000
Selling, general and administrative expenses           7,389,000           10,306,000
Depreciation and amortization                            661,000            1,010,000
                                                   -------------        -------------
      Income from operations                           1,878,000           (2,515,000)
                                                   -------------        -------------
Other income (expense)                                    83,000               60,000
       Interest and other income                        (554,000)            (377,000)
                                                   -------------        -------------
       Interest expense                                 (471,000)            (317,000)
                                                   -------------        -------------
            Income (loss) before tax                   1,407,000           (2,832,000)
Income tax benefit                                     1,296,000                   --
                                                   -------------        -------------
Net income (loss)                                  $   2,703,000        $  (2,885,000)
                                                   =============        =============
Basic earnings (loss) per common share             $        0.14        $       (0.15)
                                                   =============        =============
Weighted average shares outstanding                   19,271,897           19,070,349
                                                   =============        =============
Diluted earnings (loss) per common share           $        0.14        $       (0.15)
                                                   =============        =============
Diluted shares outstanding                            19,403,298           19,070,349
                                                   =============        =============


                                     #####

1998